Exhibit 99.01


IMMEDIATE RELEASE                            For Additional Information Contact:

October 3, 2001                                                  SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
                                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


                      FX ENERGY Provides Operations Update
                          Comments on Poland Elections

Salt Lake City, October 3, 2001, -FX Energy, Inc. (Nasdaq/NNM: FXEN) reported that the recently completed Donatowo 3D grid in the Fences area in western Poland not only confirmed the continuation of the existing reef trend, but also showed a new Rotligiendes pinch-out play. Processing and interpretation on FX Energy's Zaniemysl 3D grid will be completed next month and available for drill site selection. "Based on the results of this new 3D and reprocessed 2D seismic, we now have identified prospects in the Fences area that together could be more than a trillion cubic feet of gas," said David Pierce, FX Energy's president. FX Energy is in discussions with potential industry and financial partners to join in the exploration and development of the Fences project area where it has a 49% interest with the Polish Oil and Gas Company as the operator with 51%. Drilling plans are expected to be announced in the fourth quarter at the conclusion of these discussions. More information and maps on the new prospects can be found at the FX Energy web site at www.fxenergy.com.

Processing and interpretation of 2D seismic data is continuing on the successful Tuchola exploration well and nearby leads in the Pomeranian project area where Apache Corporation (NYSE: APA) is operator.

FX Energy also commented on the recent elections in Poland in which the SLD party, also known as the Democratic Left Alliance, won 47% of the parliamentary seats and whose party leader, Leszek Miller will become Prime Minister. The position of president was subject to elections last year and resulted in the re-election of Aleksander Kwasniewski, also a member of the SLD party. "The SLD was in power in Poland during the mid-1990's and we worked well with them during that time to establish much of our exploration acreage. We anticipate a very positive business climate in Poland under the new SLD leadership," stated
Mr. Pierce.

FX Energy is a Salt Lake City based exploration and production company with its principal exploration activities in the country of Poland. Its shares are traded on Nasdaq National Market.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2000 annual report on Form 10-K and other SEC reports or visit the FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside
FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see
FX Energy's 2000 annual report on Form 10-K and other SEC reports.